RG Barry Reports Strong 1st Quarter Performance

Accessory Marketer's Consolidated Net Earnings Increase 68% on Net Sales Rise of 38%

PICKERINGTON, Ohio, Nov. 8, 2011 /PRNewswire/ -- R.G. Barry Corporation (Nasdaq: DFZ), today said that its fiscal 2012 first-quarter consolidated net sales and profits reached near-record levels due to strong sales from its core business and contributions from its new Accessories segment.

For the quarter ended October 1, 2011, the Company reported:

  A 67.9 percent net earnings increase to $6.9 million, or $0.61 per diluted  share, up from $4.1 million, or $0.37 per diluted share, in the first quarter of fiscal 2011;
  Net sales up 38.5 percent at $50.2 million versus $36.3 million one year ago; and
  Gross profit as a percent of sales up 5.2 percentage points to 44.3 percent compared to 39.1 percent in the first quarter last year as a result of the addition of higher margin accessories sales, increased footwear volume and the elimination of costs related to expediting goods to retailers during the first quarter last year.

The company said quarterly net sales in its Footwear segment rose 16.3 percent to $42.2 million, which produced a 270 basis point increase in gross profit as a percentage of net sales to 41.8 percent. In the Accessories segment, which is being reported for the first time in this quarterly period, the Company had net sales of $8.1 million, which produced a 57.2 percent gross profit as a percentage of net sales.

Management Comments

"We feel very good about the direction of our overall business," said Greg Tunney, President and Chief Executive Officer. "Our Footwear segment is performing well and the Accessories business units are fully integrated and meeting all of our expectations.

"Footwear remains our largest business, and we are focused on it as we enter the important holiday selling season. We have refined our model, invested in our brands and placed the right products in the right retail venues. Based upon these actions and our long history of successful leadership in accessories footwear, we are confident in our ability to meet the objectives we have set for this segment at retail during the next eight weeks. Our Accessories segment is much more seasonally balanced and comprised primarily of non-promotional replenishment business. We foresee steady, healthy growth for it this year."

Jose Ibarra, Senior Vice President Finance and Chief Financial Officer, added, "We view our first quarter results as the initial validation that the evolution of our business model is working as planned. Many of our financial metrics are, with this quarter, beginning to reflect the positive impact of our fiscal 2011 acquisitions and our refocused core business. We expect to continue to see these benefits during the remainder of fiscal 2012 and beyond. We also intend to maintain our strategy of deploying capital in support of initiatives that we believe can drive and sustain long-term growth and continue to increase shareholder value."

Looking Ahead

Mr. Tunney concluded, "A year ago, we were talking about our vision of a much broader business in terms of products, seasonality and customer/consumer demographics. This year, that vision has become a reality and the foundation upon which we will continue to grow well beyond fiscal 2012. Our refocused Footwear segment continues to benefit from our investment in strategic marketing initiatives. We will re-launch the baggallini brand early next year with a new look and new focus on growth. Foot Petals is experiencing significant success as it enters new markets.

"Based upon our current view of fiscal 2012 and the successful integration of our recent acquisitions, we will continue our search later this fiscal year for appropriate businesses to purchase. We will continue using the disciplined filter that guided our acquisitions of Foot Petals and baggallini; and we will continue seeking out and identifying only profitable, growing businesses that can help us diversify our business model and expand our portfolio of accessories brands."

Conference Call/Webcast Today

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (800) 860-2442 in the U.S., (866) 605-3852 in Canada and +1 (412) 858-4600 internationally until five minutes before starting time. To listen via the Internet, log on at: http://www.videonewswire.com/event.asp?id=82610.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through November 22, 2011, by calling (877) 344-7529 in the U.S. or (412) 317-0088 internationally and using passcode 10005017. A written transcript and audio replay of the call will be posted for at least 12 months at the Investor Room section of rgbarry.com.

About RG Barry

RG Barry develops great accessories brands that provide fashionable, solution-oriented products that touch consumers. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our footwear business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to implement new enterprise resource information systems; the unexpected loss of any of the skills and experience of any of our senior officers; our ability to successfully integrate business acquisitions; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in our filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended July 2, 2011 (the "2011 Form 10-K"), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in "Item 1A. Risk Factors" of Part I of our 2011 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	(unaudited)	(unaudited)	% Increase
	October 1, 2011	October 2, 2010	Decrease
Net sales	$ 50,230	$ 36,269	38.5%
Cost of Sales	27,977	22,073	26.7%
Gross profit	22,253	14,196	56.8%

Gross profit (as percent of net sales)	44.3%	39.1%

Selling, general and administrative expenses	10,880	7,772	40.0%

Operating profit	11,373	6,424	77.0%

Other income	87	109
Interest (expense) income, net	(255)	30	-950.0%

Earnings, before income taxes	11,205	6,563	70.7%

Income tax expense	4,315	2,460	75.4%

Net earnings	$ 6,890	$ 4,103	67.9%

Earnings per common share
Basic	$ 0.62	$ 0.37	67.6%
Diluted	$ 0.61	$ 0.37	64.9%

Weighted average number of common shares outstanding
Basic	11,137	11,044
Diluted	11,305	11,151

Common shares outstanding at the end of period	11,055	10,985

Cash dividends declared per share	$ 0.07	$ 0.07

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
	(unaudited)	(unaudited)	(audited)
	October 1, 2011	October 2, 2010	July 2, 2011

ASSETS
Cash & Short term investments	$ 3,482	$ 23,153	$ 24,672
Accounts Receivable, net	36,121	27,231	11,819
Inventory	34,376	28,138	25,500
Prepaid expenses and other current assets	3,116	3,155	2,795
Total current assets	77,095	81,677	64,786

Net property, plant and equipment	4,106	4,267	3,983

Other assets	46,556	9,890	47,210
Total Assets	$ 127,757	$ 95,834	$ 115,979

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable &Current installments of long-term debt	9,036	1,823	6,035
Accounts payable	8,186	13,326	10,118
Other current liabilities	7,142	4,378	1,947
Total current liabilities	24,364	19,527	18,100

Long-term debt	23,571	-	24,286
Accrued retirement costs and other	11,111	18,191	11,070
Shareholders' equity, net	68,711	58,116	62,523
Total liabilities & shareholders' equity	$ 127,757	$ 95,834	$ 115,979

CONTACT: Roy Youst, RG Barry Investor Relations, +1-614-729-7200, or Jose G. Ibarra, Senior VP Finance/CFO, +1-614-864-6400